EXHIBIT 99.1

Orange 21 Inc. 2070 Las Palmas Drive Carlsbad, CA 92011 PH: (760) 804-8420 FX: (760) 804-8442 www.orangetwentyone.com

Orange 21 Inc. Reports Financial Results for Third Quarter 2008 and Announces Investor Conference Call

CARLSBAD, Calif.—(BUSINESS WIRE)—November 14, 2008 Orange 21 Inc. (NASDAQ:ORNG), a leading developer of brands that produce premium products for the action sports and youth lifestyle markets, today announced financial results for the three and nine months ended September 30, 2008.

We achieved net income of $6,000 for the three-month period ended September 30, 2008, compared to a net loss of $58,000 for the comparable period in 2007. We sustained a net loss of $1.1 million for the nine-month period ended September 30, 2008, compared to a net loss of $3.3 million for the comparable period in 2007. Consolidated net sales for the three and nine month periods ended September 30, 2008 were $12 million and $37.6 million, respectively, compared to $13.2 million and $34.5 million for the comparable periods in 2007.

“We are clearly feeling the effects of the general slowdown in the economy,” commented Stone Douglass, the Company’s newly appointed Chief Executive Officer. “In response, we are doing everything we can to maintain our sales while dramatically reducing expenses.

“Examples of recent expense reductions include:

•	$402,000 or 16% reduction in G&A expense in the third quarter as compared to the third quarter of 2007;

•	$59,000 or 2% reduction in sales and marketing expense in the third quarter as compared to the third quarter of 2007; and

•	$129,000 or 30% reduction in R&D expense in the third quarter as compared to the third quarter of 2007.

“Further, we have implemented several additional cost reduction measures and we expect to begin to see tangible results from those initiatives in the fourth quarter of this year and expect more robust savings in 2009.

“We are also focused on improving our efficiencies. Since joining the board in August, I have already made multiple trips to Italy to focus on streamlining our manufacturing operations. We expect to announce modifications to our organizational structure in the coming weeks that we believe will result in substantial savings in 2009. In addition, we are beginning to make changes to our production processes that we believe will more fully utilize our manufacturing capacity, thus further reducing our cost of goods sold and G&A expense.

“Although we are focused on reducing expenses, we are conducting a top-down analysis of the business to ensure that our cuts will not be at the expense of top line sales, leading product designs or our reputation for quality and innovativeness in the market.”

Jerry Collazo, the Company’s Chief Financial Officer, further commented, “We have met with several of our business partners, including vendors and customers, in an effort to renew and strengthen these relationships. For example, we are working with our vendors to improve our purchasing terms and are working with our existing manufacturing customers to better understand how we can service their needs and perhaps provide additional manufacturing services. Finally, we have commenced a new sales initiative. We are sending our sales managers into the field to visit all of our customers and independent sales representatives regularly in order to better connect with customers and help them to better market and sell our products. We believe that we will begin to see dividends from these efforts in the fourth quarter, notwithstanding the downturn in the economy.”

Concluding, Stone Douglass added, “Notwithstanding these efforts, we absolutely expect to face challenges in the market. As you know, retail sales in general are down substantially compared to last year. We expect to continue to feel pressure on our sales and collections as a result. However, given the strength of our brand, quality of our products and recent initiatives to improve sales and control costs, we remain optimistic about our future prospects.”

Investor Conference Call

We invite you to join us for an investor conference call on Monday, November 17, 2008 at 2:00, p.m. Pacific time. The dial-in number for the call in North America is 1-866-543-6407 and 1-617-213-8898 for international callers. The participant pass code is 40910306. The call also will be webcast live on the Internet and can be accessed by logging onto www.orangetwentyone.com.

The webcast will be archived on the Company’s website for at least 60 days following the call. An audio replay of the conference call will be available for seven days beginning approximately two hours after the completion of the call on November 17, 2008. The audio replay dial-in number for North America is 1-888-286-8010 and 1-617-801-6888 for international callers. The replay pass code is 20042680.

About Orange 21 Inc.

Orange 21 designs, develops, markets and produces premium products for the action sport and youth lifestyle markets. Orange 21’s primary brand, Spy Optic (TM), manufactures sunglasses and goggles targeted toward the action sports and youth lifestyle markets.

Safe Harbor Statement

This press release contains forward-looking statements. These statements relate to future events or future financial performance and are subject to risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “feel,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology. Specifically, comments in this press release regarding our future prospects, cost saving measures, improved efficiencies, streamlined operations, organizational changes, the strength of and demand for our brand and the success of our sales and marketing initiatives and efforts to negotiate better purchasing terms with our vendors are forward-looking statements and are subject to inherent risks. These statements are only predictions. Actual events or results may differ materially. Factors that could cause actual results to differ materially from those contained in the forward-looking statements include, but are not limited to: the general conditions of the domestic and global economy, changes in consumer discretionary spending; changes in the value of the U.S. dollar and Euro; changes in commodity prices; our ability to source raw materials and finished products at favorable prices; risks related to the limited visibility of future orders; our ability to continue to develop, produce and introduce innovative new products in a timely manner; our ability to identify and execute successfully cost-control initiatives without adversely impacting sales; the performance of new products and continued acceptance of current products; our execution of strategic initiatives and alliances; uncertainties associated with intellectual property protection for our products; and other risks identified from time to time in our filings made with the U.S. Securities and Exchange Commission. Although, we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results. Moreover, we assume no responsibility for the accuracy or completeness of such forward-looking statements and undertake no obligation to update any of these forward-looking statements.

ORANGE 21 INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Thousands, except number of shares and per share amounts)

	September 30,	December 31,
	2008	2007
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$413	$555
Accounts receivable, net	6,823	10,510
Inventories, net	14,334	11,297
Prepaid expenses and other current assets	1,451	1,460
Income taxes receivable	96	123
Deferred income taxes	1,584	1,722

Total current assets	24,701	25,667
Property and equipment, net	5,380	5,775
Goodwill	9,550	9,735
Intangible assets, net of accumulated amortization of $579 and $504 at September 30, 2008 and December 31, 2007, respectively	428	493
Deferred income taxes	1,249	719
Other long-term assets	70	202

Total assets	$41,378	$42,591

Liabilities and Stockholders’ Equity
Current liabilities
Lines of credit	$5,615	$5,805
Current portion of capital leases	298	378
Current portion of notes payable	496	498
Accounts payable	7,759	6,715
Accrued expenses and other liabilities	4,411	4,964
Income taxes payable	208	207

Total current liabilities	18,787	18,567
Capitalized leases, less current portion	618	837
Notes payable, less current portion	474	704
Deferred income taxes	409	384

Total liabilities	20,288	20,492
Stockholders’ equity
Preferred stock: par value $0.0001; 5,000,000 authorized; none issued	—	—
Common stock: par value $0.0001; 100,000,000 shares authorized; 8,173,064 and 8,161,814 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	1	1
Additional paid-in-capital	37,240	36,845
Accumulated other comprehensive income	2,240	2,526
Accumulated deficit	(18,391)	(17,273)

Total stockholders’ equity	21,090	22,099

Total liabilities and stockholders’ equity	$41,378	$42,591

ORANGE 21 INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007 (As restated)	2008	2007 (As restated)
	(Unaudited)		(Unaudited)
Net sales	$12,042	$13,179	$37,580	$34,524
Cost of sales	6,129	6,626	19,278	15,968

Gross profit	5,913	6,553	18,302	18,556
Operating expenses:
Sales and marketing	3,007	3,066	9,457	12,610
General and administrative	2,173	2,575	7,309	7,642
Shipping and warehousing	400	404	1,429	1,211
Research and development	297	426	930	860

Total operating expenses	5,877	6,471	19,125	22,323

Income (loss) from operations	36	82	(823)	(3,767)
Other income (expense):
Interest expense	(161)	(188)	(482)	(402)
Foreign currency transaction gain (loss)	191	79	(17)	(102)
Other income (expense)	(7)	3	26	(44)

Total other income (expense)	23	(106)	(473)	(548)

Income (loss) before expense (benefit) for income taxes	59	(24)	(1,296)	(4,315)
Income tax expense (benefit)	53	34	(178)	(984)

Net income (loss)	$6	$(58)	$(1,118)	$(3,331)

Net income (loss) per share of Common Stock
Basic	$0.00	$(0.01)	$(0.14)	$(0.41)

Diluted	$0.00	$(0.01)	$(0.14)	$(0.41)

Shares used in computing net income (loss) per share of Common Stock
Basic	8,172	8,140	8,168	8,116

Diluted	8,188	8,140	8,168	8,116